Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS THIRD QUARTER 2026 RESULTS AND ANNOUNCES A 5.6% INCREASE IN ITS REGULAR SEMI-ANNUAL DIVIDEND, FROM $0.18 TO $0.19 PER COMMON SHARE

BILOXI, MS (October 28, 2026) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the third quarter ending September 30, 2026 and the declaration of a 5.6% increase of its regular semi-annual cash dividend from $0.18 to $0.19 per common share payable on November 13, 2026, to shareholders of record as of November 10, 2026.

Third Quarter Earnings

Net income for the third quarter of 2026 increased $473,000 to $1,116,000 compared to net income of $643,000 for the third quarter of 2025. The earnings per weighted average common share for the third quarter of 2026 were $0.24 compared to earnings per weighted average common share of $0.14 for the third quarter of 2025. Per share figures are based on weighted average common shares outstanding of 4,617,466 for the third quarters of 2026 and 2025, respectively.

The increase in net income for the third quarter of 2026 was primarily due to an increase in net interest income of $560,000 to $5,136,000 for the third quarter of 2026 compared with $4,576,000 for the third quarter of 2025.  Total interest income increased by $327,000 to $7,237,000 for the third quarter of 2026 as compared with $6,910,000 for the third quarter of 2025 primarily due to higher interest income on loans. Management expects to offset lower securities income by reinvesting maturing securities at higher yields and through continued loan growth. Total interest expense decreased by $233,000 to $2,101,000 for the third quarter of 2026 as compared with $2,334,000 for the third quarter of 2025.  The cost of funds decreased during the third quarter of 2026, primarily due to lower rates and balances on Federal Home Loan Bank borrowings and reduced interest expense on savings, demand deposit, NOW, and time deposit accounts. These factors contributed to the overall decrease in interest expense for the quarter.

Net income for the first nine months of 2026 increased $264,000 to $3,459,000 compared to net income of $3,195,000 for the first nine months of 2025. The earnings per weighted average common share for the first nine months of 2026 were $0.75 compared to earnings per weighted average common share of $0.69 for the first nine months of 2025. Per share figures are based on weighted average common shares outstanding of 4,617,466 for the first nine months of 2026 and 2025, respectively.  The income tax expense decreased $413,000 to $350,000 for the first nine months of 2026 as compared with $763,000 for the first nine months of 2025.  The decrease was primarily attributable to a $398,000 discrete tax benefit recognized upon completion of prior-year state and federal tax returns, primarily related to the true-up of a state net operating loss carryforward associated with U.S. Treasury interest that had not been fully reflected in the prior-year estimated state tax provision.

Return on average assets for the first nine months ended September 30, 2026, increased 0.07% to 0.61% compared to 0.54% for the first nine months ended September 30, 2025.  The Company’s efficiency ratio increased 1% to 82% for the first nine months ended September 30, 2026, compared to 81% for the first nine months ended September 30, 2025.

Asset Quality and Growth

“The Bank’s leadership remains committed to maintaining high asset quality. We continue to monitor economic conditions closely, including interest-rate changes. Significant loan growth during the nine months ended September 30, 2026, reflects the strength of our markets, the effectiveness of our lending team, and our ability to expand earning assets while preserving credit quality,” said Chevis C. Swetman, Chairman and Chief Executive Officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity decreased by $2,425,000 from $100,667,000 at December 31, 2025, to $98,242,000 at September 30, 2026.  The reduction in shareholders’ equity was due to an increase in the unrealized losses on the security portfolio along with the payment of dividends of $831,000 to shareholders of record since June 08, 2026, offset somewhat by earnings of $3,459,000 through September 30, 2026.  The Company recorded an increase of $5,053,000 in unrealized losses on its securities portfolio during 2026, primarily during September, as rising interest rates adversely affected the fair value of investment securities.  The Company reported $33,982,000 and $28,929,000 in unrealized losses on the available for sale securities portfolio as of September 30, 2026, and December 31, 2025, respectively. These unrealized losses are presented in accumulated other comprehensive income for the respective periods. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities. The unrealized losses are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 14.89% as of September 30, 2026.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured. The Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As of September 30, 2026, total deposits have increased $41,722,000 to $646,151,000 from $604,429,000 as of December 31, 2025.  This is mainly due to the addition of public fund deposits during the third quarter of 2026.

About the Company

Founded in 1896, with $776 million in total assets as of September 30, 2026, The Peoples Bank operates 18 bank facilities along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission (“SEC”), www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,” which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectations expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net interest income	$5,136	$4,576	$15,822	$15,716
Provision (reduction) for credit losses	42	—	28	(5)
Non-interest income	1,885	1,928	5,553	5,408
Non-interest expense	6,032	5,718	17,538	17,171
Income tax (benefit) expense	(169)	143	350	763
Net income	1,116	643	3,459	3,195
Earnings per share	$0.24	$0.14	$0.75	$0.69

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Allowance for credit losses on loans, beginning of period	$3,100	$2,966	$2,939	$2,982
Recoveries	19	28	267	111
Charge-offs	(39)	(73)	(126)	(175)
Provision for (reduction of ) loan losses	52	13	52	16
Allowance for credit losses on loans, end of period	$3,132	$2,934	$3,132	$2,934

PERFORMANCE RATIOS

September 30,	2026	2025
Return on average assets	0.61%	0.54%
Return on average equity	4.65%	4.50%
Net interest margin	2.98%	2.92%
Efficiency ratio	82%	81%

BALANCE SHEET SUMMARY

September 30,	2026	2025
Total assets	$775,544	$758,066
Securities	408,463	407,913
Loans, net	292,828	249,737
Other real estate (ORE)	—	—
Total deposits	646,151	637,576
Shareholders’ equity	98,242	100,009
Book value per share	21.28	21.66
Weighted average shares	4,617,466	4,617,466

PERIOD END DATA

September 30,	2026	2025
Allowance for credit losses on loans as a
percentage of loans	1.06%	1.16%
Loans past due 90 days and
still accruing	$59	$100
Nonaccrual loans	$479	$793
Leverage ratio	14.89%	15.19%